UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 11, 2009
Apollo Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01 Other Events.
Annual Meeting of Class B Shareholders
     The Annual Meeting of the holders of Class B Common Stock (the “Class B Shareholders”) of Apollo Group, Inc. (the “Annual Meeting”), initially adjourned by unanimous vote of the Class B Shareholders on January 21, 2009, and subsequently on February 25, 2009, was held on Wednesday, March 11, 2009.
     Election of Directors
     At the Annual Meeting, the Class B Shareholders elected the following incumbent directors to Apollo Group’s Board of Directors: Dr. John G. Sperling, Gregory W. Cappelli, Dino J. DeConcini, Charles B. Edelstein, Dr. Roy A. Herberger, Dr. Ann Kirschner, K. Sue Redman, James R. Reis, Peter V. Sperling and George A. Zimmer.
     In addition to electing the ten incumbent directors, at the Annual Meeting the Class B Shareholders also increased the size of Apollo Group’s Board of Directors to 13 members and elected the following nominees to serve on Apollo Group’s Board: Terri C. Bishop, Stephen J. Giusto and Manuel F. Rivelo.
     Terri Bishop serves as Executive Vice President of External Affairs for Apollo Group.  She was previously Chief Communications Officer and Senior Vice President of Public Affairs, and has been with Apollo Group since 1982. During that time she has served in the areas of government and public affairs, curriculum and product development and institutional research. She was the founding Vice President and internal entrepreneur of the University of Phoenix’s online campus, providing oversight during its first ten years of start up and development. Ms. Bishop holds a bachelor’s degree in business and a master’s degree in human relations and organizational management from University of Phoenix. She is a member of the board of directors of One Touch Systems, which provides interactive distance learning and communications solutions. She also serves on the board of the Latino Policy Coalition, a national non-profit consortium of the country’s leading Latino research organizations and scholars.
     Stephen J. Giusto is currently Executive Vice President and Chief Financial Officer of Korn Ferry International, a leading executive search firm. He plans to step down as Chief Financial Officer and assume the position of Senior Advisor to the Chief Executive Officer of Korn Ferry no later than April 30, 2009. Before joining Korn Ferry, Mr. Giusto was a Founder, Director, Executive Vice President and Chief Financial Officer of Resources Connection, Inc., a global professional services firm. Mr. Giusto began his career at Deloitte & Touche where he spent 13 years and was admitted as a partner in 1996. Mr. Giusto holds a Bachelor of Science degree in business from California Polytechnic State University, San Luis Obispo. He was named the Orfalea School of Business Honored Alumnus in 2005 and is a member of their Dean’s Advisory Council. He is also a member of the board of trustees and chairman of the finance committee of Cate School, and a member of the board and past chairman of the American Cancer Society Orange County region.
     Manuel F. Rivelo has been employed by Cisco Systems, Inc., an information technology provider, since 1992. He is currently Senior Vice President of Cisco Development Organization Operations, the technology development organization of Cisco Systems. Mr. Rivelo is also a member of the Cisco Development Council, the senior leadership team of the Cisco Development Organization. Mr. Rivelo’s responsibilities include leading operations of Cisco Development Organization in the creation of policies and processes relating to employees, investments, engineering and systems. He previously served as a systems engineer and as Senior Vice President of worldwide field process and technical operations for Cisco, where he was responsible for all operations within the worldwide sales organization. Mr. Rivelo holds a bachelor’s and master’s degree in electrical engineering from the Stevens Institute of Technology. He serves on the board of directors of CallWave, Inc., of which Mr. Peter Sperling is the Co-founder, Chairman and a Director.
     Messrs. Giusto and Rivelo will receive equity and cash compensation in accordance with Apollo Group’s director compensation plan adopted for fiscal year 2009, as described in Apollo Group’s 2009 Information

Statement that was filed with the Securities and Exchange Commission on December 17, 2008. Because Ms. Bishop is an employee of Apollo Group, she will not receive additional compensation for serving as a director.
     On March 17, 2009, Apollo Group issued a press release announcing the election of the new directors to Apollo Group’s Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
     Ratification of Deloitte & Touche LLP Appointment
     In addition to electing Apollo Group’s Board of Directors, at the Annual Meeting, the Class B Shareholders also ratified the appointment of Deloitte & Touche LLP as Apollo Group’s independent registered public accounting firm for the fiscal year ending August 31, 2009.
     The information in Item 8.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Text of press release of Apollo Group, Inc. dated March 17, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

March 17, 2009	By:	/s/ Brian L. Swartz Name: Brian L. Swartz
Title: Senior Vice President of Finance and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

99.1	Text of press release of Apollo Group, Inc. dated March 17, 2009.